Exhibit 5.1

1000 Main Street, 36th Floor Houston, Texas 77002-6341 (713) 226-6000 Main porterhedges.com

June 26, 2020

012309/0038

U.S. Well Services, Inc. 1360 Post Oak Boulevard, Suite 1800 Houston, TX 77056

Ladies and Gentlemen:

We have acted as counsel to U.S. Well Services, Inc., a Delaware corporation (the “Company”), in connection with the preparation for filing with the Securities and Exchange Commission (the “Commission”) of a prospectus supplement (the “Prospectus Supplement”) under the Securities Act of 1933, as amended (the “Act”), related to the Company’s shelf registration statement on Form S-3 (Registration No. 333-230471) (as amended, the “Registration Statement”).  The Prospectus Supplement relates to the issuance by the Company of up to $10,275,000 of shares (the “Shares”) of its Class A common stock, par value $0.0001 per share (the “Common Stock”) pursuant to the terms of the Equity Distribution Agreement dated June 26, 2020 between the Company and Piper Sandler & Co. (the “Agreement”).  Capitalized terms used but not defined herein have the meanings given such terms in the Agreement.

For purposes of the opinions we express below, we have examined the originals or copies, certified or otherwise identified, of: (i) the Certificate of Incorporation and Bylaws, each as amended to date, of the Company; (ii) the Registration Statement; (iii) the Prospectus Supplement; and (iv) the corporate records of the Company, including minute books of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.  In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates.  In giving the opinions below, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

In making our examination, we have assumed and have not verified (i) that all signatures on documents examined by us are genuine, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity to the original documents of all documents submitted to us as copies thereof.

U.S. Well Services, Inc.

Based on the foregoing, and subject to the assumptions, exceptions and qualifications set forth herein, we are of the opinion that the that the issuance and sale of the pursuant to the Agreement have been duly authorized by the Company, and such Shares will be validly issued, fully paid and non-assessable when duly delivered to the purchasers thereof against payment of the agreed consideration therefor, in accordance with the Agreement.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and the federal securities laws of the United States of America.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K.  We also consent to the references to our Firm under the heading “Legal Matters” in the Prospectus Supplement.  In giving this consent, we do not hereby admit we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Porter Hedges LLP

PORTER HEDGES LLP